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Exhibit 1

NOVA Chemicals Corporation

Annual and Special Meeting of Holders of
Common Shares of
NOVA Chemicals Corporation (the "Issuer")

April 14, 2004

REPORT OF VOTING RESULTS
National Instrument 51-102 — Continuous Disclosure Obligations
Section 11.3

Matters Voted Upon

General Business		Outcome of Vote
1. The election of the following twelve directors of the Issuer for a term expiring not later than the Issuer's 2005 annual meeting		Carried
a)	J. A. Blumberg
b)	F. P. Boer
c)	J. Bougie
d)	J. V. Creighton
e)	R. E. Dineen, Jr.
f)	L. Y. Fortier
g)	K. L. Hawkins
h)	J. M. Lipton
i)	A. M. Ludwick
j)	J. E. Newall
k)	J. G. Rennie
l)	J. M. Stanford
2. The appointment of Ernst & Young LLP as the auditors of the Issuer and the authorization of the directors to fix their remuneration		Carried

Votes by Ballot
Outcome of Vote
Special Business			For	Against
1. To approve the Continuance of the Issuer under the Canada Business Corporations Act		Carried	63,936,827	579,127
2. To approve new General By-Law No. 2 of the Issuer conditional upon the Continuance of the Issuer becoming effective		Carried	54,970,501	9,533,037

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  Exhibit 1